As filed with the Securities and Exchange Commission on November 8, 2023

REGISTRATION STATEMENT NO. 333-201024

REGISTRATION STATEMENT NO. 333-204512

REGISTRATION STATEMENT NO. 333-211648

REGISTRATION STATEMENT NO. 333-218094

REGISTRATION STATEMENT NO. 333-224883

REGISTRATION STATEMENT NO. 333-231475

REGISTRATION STATEMENT NO. 333-238278

REGISTRATION STATEMENT NO. 333-256139

REGISTRATION STATEMENT NO. 333-265022

REGISTRATION STATEMENT NO. 333-272148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-201024

FORM S-8 REGISTRATION STATEMENT NO. 333-204512

FORM S-8 REGISTRATION STATEMENT NO. 333-211648

FORM S-8 REGISTRATION STATEMENT NO. 333-218094

FORM S-8 REGISTRATION STATEMENT NO. 333-224883

FORM S-8 REGISTRATION STATEMENT NO. 333-231475

FORM S-8 REGISTRATION STATEMENT NO. 333-238278

FORM S-8 REGISTRATION STATEMENT NO. 333-256139

FORM S-8 REGISTRATION STATEMENT NO. 333-265022

FORM S-8 REGISTRATION STATEMENT NO. 333-272148

UNDER THE SECURITIES ACT OF 1933

NEW RELIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2017431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

188 Spear Street, Suite 1000

San Francisco, California 94105

(650) 777-7600

(Address of Principal Executive Offices) (Zip Code)

New Relic, Inc. 2014 Equity Incentive Plan

New Relic, Inc. 2014 Employee Stock Purchase Plan

New Relic, Inc. 2008 Equity Incentive Plan

(Full title of the plans)

William Staples

Chief Executive Officer

New Relic, Inc.

188 Spear Street, Suite 1000

San Francisco, California 94105

(650) 777-7600

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Thomas J. Lloyd New Relic, Inc. 188 Spear Street, Suite 1000 San Francisco, California 94105 (650) 777-7600	Tad J. Freese Mark M. Bekheit Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission (the “SEC”) by New Relic, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement on Form S-8 (File No.  333-201024), filed with the SEC on December 17, 2014, pertaining to the registration of 5,184,878 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”), issuable under the New Relic, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), 10,208,759 shares of Common Stock issuable under the New Relic, Inc. 2008 Equity Incentive Plan, and 1,000,000 shares of Common Stock issuable under the New Relic, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”).

•

Registration Statement on Form S-8 (File No.  333-204512), filed with the SEC on May 28, 2015, pertaining to the registration of an additional 2,827,016 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-211648), filed with the SEC on May 26, 2016, pertaining to the registration of an additional 2,998,870 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-218094), filed with the SEC on May 18, 2017, pertaining to the registration of an additional 3,163,972 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-224883), filed with the SEC on May 11, 2018, pertaining to the registration of an additional 3,297,664 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-231475), filed with the SEC on May 15, 2019, pertaining to the registration of an additional 3,405,319 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-238278), filed with the SEC on May 15, 2020, pertaining to the registration of an additional 3,491,923 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-256139), filed with the SEC on May 14, 2021, pertaining to the registration of an additional 3,687,938 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-265022), filed with the SEC on May 17, 2022, pertaining to the registration of an additional 3,836,405 shares of Common Stock issuable under the 2014 Plan and the ESPP.

•

Registration Statement on Form S-8 (File No.  333-272148), filed with the SEC on May 23, 2023, pertaining to the registration of an additional 3,976,311 shares of Common Stock issuable under the 2014 Plan and the ESPP.

On November 8, 2023 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated July 30, 2023, by and among the Registrant, Crewline Buyer, Inc., a Delaware corporation (“Parent”) and Crewline Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) were consummated. On the Closing Date, (i) Merger Sub was merged with and into the Company, (ii) the separate corporate existence of Merger Sub ceased to exist and (iii) the Registrant continued as the surviving corporation of the foregoing merger (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold or otherwise unissued under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 8, 2023.

NEW RELIC, INC.

By:	/s/ David Barter
Name: David Barter
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.